Exhibit 99.1

FINAL TRANSCRIPT

SHFL - Q2 2008 Shuffle Master, Inc. Earnings Conference Call

Event Date/Time: Jun. 09. 2008 / 5:00PM ET

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CORPORATE PARTICIPANTS

Jerry Smith

Shuffle Master, Inc. - SVP, General Counsel

Mark Yoseloff

Shuffle Master, Inc. - Chairman, CEO

Coreen Sawdon

Shuffle Master, Inc. - CAO, acting CFO

CONFERENCE CALL PARTICIPANTS

Joe Greff

JPMorgan - Analyst

Ryan Worst

Brean, Murray - Analyst

Jonathan Cohen

Natixis Bleichroeder - Analyst

John Christenson

Cane Anderson Revnick Investments - Analyst

Bill Lerner

Deutsche Bank - Analyst

Brad Button

- Analyst

PRESENTATION

Operator

Welcome to the Shuffle Master Inc. second quarter earnings conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder this conference is being recorded. It is now my pleasure to introduce your host Mr. Jerry Smith, Senior Vice President and General Counsel for Shuffle Master. Thank you, you may begin.

Jerry Smith - Shuffle Master, Inc. - SVP, General Counsel

Thank you, good afternoon and thank you all for joining us today for our second quarter 2008 earnings call. I am Jerry Smith, Senior Vice President and General Counsel of Shuffle Master. With me today are Mark Yoseloff, Chairman of the Board and Chief Executive Officer of Shuffle Master; Paul Meyer, President and Chief Operating Officer; and Coreen Sawdon, Chief Accounting Officer and acting Chief Financial Officer. Today’s conference call is being simultaneously webcast through our website at www.Shufflemaster.Com and will also be archived for the next 30 days.

Before we get started I would like to remind you various remarks we make about future expectations and plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures such as adjusted EBITDA which represent non-GAAP financial measures. The importance of these measures to investors as well as reconciliation to the most directly comparable GAAP measures can be found in our most recent Form 10-Q which was filed earlier today as well as in our prior public filings and in Today’s press release which was issued shortly before this conference call announcing our second quarter 2008 results. Now I’ll turn the call over to our CEO, Mark Yoseloff.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Thanks, Jerry. Before I get started I’d like to provide a few brief updates and reiterate several positive announcements we made during the quarter. First, I would like to provide an update on our ongoing CFO search. We are in the midst of a retained search and are hopeful that the process will be completed in a reasonably short time. Coreen Sawdon, our CAO, has also been serving as our acting CFO for the past quarter and will continue to serve as interim CFO until we find a qualified successor. As for the CEO search, it is continuing. The Board and I are fully cooperating in the process. No final decisions have been made and more importantly I’m confident that any transition will be smooth and seamless. I’d also like to provide an update on the progress and success of the Stargames product line as this quarter marks our two year anniversary of the acquisition. Stargames is an important element of our international expansion efforts and has provided valuable access to some of the most important gaming markets in the world. Total second quarter revenue contributed from Stargames products sold throughout the world was $14.3 million or nearly 30% of revenues, a sequential quarter increase of $5.1 million and an increase of $400,000 from the prior year period. The integration issues which we initially encountered at Stargames are now behind us. The increased revenue contribution from the Stargames products demonstrates the growing demand for these products and their likely success in the future. In fact in the EGM business, Stargames is showing great success. They were the leader in new EGM installations in New South Wales, Australia’s largest gaming market for the first calendar quarter ended March 31, 2008.

We announced in early May that we signed agreements with CDI Corporation and RGB Abbiati, two affiliates of Dreamgate in Malaysia to serve as our distributor in certain markets in Asia outside of Macau. Although Macau is clearly the center of gaming in Asia, many emerging markets - such as Cambodia, Vietnam and the Philippines to name a few - hold great promise for the future and it is essential that we secured the best possible channels of distribution to capitalize on these opportunities.

Having recently returned from Macau where I participated in the G2E Asia trade show, I am pleased to report the Shuffle Master product offerings were greeted with an extremely positive response. Gaming revenue in Macau is about 95% table games and 5% electronic gaming formats. It was clear that our strategy of being the world’s foremost provider of table game utility and entertainment products has made us the leading supplier in this important market. I am encouraged by our success and look forward to the Asian market rollout of such product as the iDeal shuffler and the second generation card reading shoe. Finally, both Caribbean Stud Poker and Casino War are enjoying great success in Macau and we look forward to the introduction of Three Card Poker and other of our very popular titles.

We announced on our last earnings call hat we had received a sizeable order from an Australian operator for 500 E-table seats and 100 EGM’s which would extend through July 2009. Although a small number of E-table seats as well as all of the 100 EGM’s have been shipped, the balance of this order is now on hold due to some recently announced regulatory changes that will take place in certain parts of Australia. We continue to monitor the situation and will provide an update as events warrant.

Turning to the quarter, we reported $49 million in revenue, $14.8 million in adjusted EBITDA and $3 million in net income or $0.09 per diluted share.

In keeping with the recent trend, we saw excellent growth year-over-year in lease and service revenue in all of our product segments except EGMs. Utility products grew from $7.3 million to $8.6 million, a 17% increase, Proprietary Table Games grew from $6.1 million to $8.2 million, a 35% increase, and Electronic Table Systems grew from $1.2 million to $2.5 million, an over 100% increase. This results in overall lease and service revenue growth from $14.6 million to $19.2 million, a 32% increase.

Just as a note, in the past we have referred to the combination of lease and service revenue as “recurring revenue.” Although it is calculated precisely in the same manner, hereafter, we will use the phrase “lease and service revenue” to accurately reflect the nature of this revenue.

The continued success in rebuilding our lease and service revenue base should lead to continuing improvements in operating results throughout the remaining half of this fiscal year and position us for an even better fiscal 2009. When I look at our excellent progress this quarter, I see the patient pursuit of a focused strategy. The benchmarks are excellent: revenues are up, expenses are down and for the first time in over a year, total gross margin is up from the prior sequential quarter. There are many positive indicators in our overall health: we are driving down debt, we are in a strong cash position, we are decreasing inventories, and adjusted EBITDA is the highest it has been since the fourth quarter of 2006.

We have communicated that we believe we should see lease and service revenue overcome the impact of any decrease in sales revenue during fiscal 2009. The truth is, as this quarter demonstrates, it already has. Although we cannot guarantee that this trend will continue, our second quarter performance certainly bodes well going into 2009. Now, let me turn the call over to Coreen to review the quarterly results in more detail.

Coreen Sawdon - Shuffle Master, Inc. - CAO, acting CFO

Thank you, Mark and good afternoon to everyone. To summarize our second quarter results, revenue was $49 million, representing growth of 10% over the prior year period and 29% over the prior sequential quarter. Total lease and service revenue increased 32% to $19.2 million from the prior year period and was a record in all segments except for Electronic Gaming Machines which are generally sold, not leased. U.S. revenue was $21.3 million or nearly 44% of revenue and increased $3.6 million from the prior year period. International revenue was $27.7 million or 57% of total revenue and increased $700,000 from the prior year period. Adjusted EBITDA and GAAP EPS from continuing operations totaled $14.8 million and $0.09, respectively.

Operating expenses were up approximately 13% from the prior year period but decreased 8% from the prior sequential quarter. These results reflect the gain on the sale of our fractional ownership in a NetJets corporate aircraft of $700,000, or $0.01 per diluted share. Operating expenses peaked in the first quarter of 2008 at $23 million and because of our disciplined expense control have come down by almost $2 million. In fact this is the first quarter since the fourth quarter of 2006 in which operating expenses have decreased from the prior sequential quarter and we continue to diligently look at every expense with an eye towards driving them downward. Also in the second quarter we recognized the impairment writedown related to our investment in Sona Mobile, Inc. of $400,000, or a loss of $0.01 per diluted share.

Now I’ll move into a product recap. As compared to the prior year quarter, Utility product total revenue declined by just 1%. This decrease in total revenue for this segment was the result of an 11% decline in sale revenue from the prior year period due to our de-emphasis on selling, almost entirely offset by 17% increase in lease and service revenue to $8.6 million. Total shuffler leased installed base reached a record high of approximately 5,400 units. Total shuffler installed base is now approximately 26,800 units, a nearly 3,000 unit increase from the prior year period.

For Proprietary Table Games, the shift to leasing continued with year-over-year gains in many of our premium titles as well as Side Bets and Progressives. Total revenue in the Proprietary Table Games segment was $9.8 million, up $2.3 million or 31% from the prior year period and 7% from the prior sequential quarter. Proprietary Table Games lease and service revenue reached a record $8.2 million increasing 34% from the prior year quarter and 1% from the prior sequential quarter. Sales revenue in this segment was essentially flat year-over-year. Total Proprietary Table Game installed base and lease unit installed base reached record highs of approximately 5,600 and 4,100 units, respectively.

Moving to Electronic Table Systems, revenues increased significantly from the prior sequential quarter to $6.7 million, an increase of 20% and up $1.5 million from the prior year period. Although we saw sales revenue decrease by 2%, leasing again was strong and increased in every product line. In fact we saw lease revenue for Table Master and Vegas Star jump over 100% year-over-year and Rapid increase by 28% in the same period, demonstrating strong growth in this category.

Our Electronic Gaming Machines saw marked improvement this quarter compared to the prior sequential quarter with total revenue contribution of $10.7 million, an 89% increase. EGM revenue was up 8% from the prior year period due to the popularity of our Drifting Sands 3 and Ninja 3 title and the Pink Panther linked progressive. Total worldwide lease and service revenue versus sales revenue in the second quarter 2008 showed great improvement over the prior year period accounting for 39% of total revenue compared to 33%. These numbers continue to reinforce positive results in this revenue category which aligns with the first of our five major strategic initiatives and gives us continued confidence for future performance.

On the margin side, our gross margin increased to 60% compared to 58% in the prior sequential quarter and remained unchanged from the prior year period. After three previous quarters of gross margins in the 50s the upward trend here is compelling: despite the longer time it takes to recoup manufacturing costs on leases, as well as introductory pricing to encourage leasing of our newer products, lease and service revenue was strong enough to build us back to the margin levels we last reported in the second quarter of 2007.

We think it’s important to provide an update on our $150 million convertible senior notes. Since our last quarterly call the Company has met with several bankers and financial institutions. We are currently assessing our capital structure and considering a variety of refinancing options and objectives including several debt and equity offerings, though this call does not constitute an offer of any securities for sale. Pending market conditions, the response to our second quarter performance and other circumstances, we hope to finalize our plan in the near future.

As we communicated in the first quarter, we have been committed to paying down debt and our reductions in this quarter show our success in staying on target. We reduced net debt by $13 million from the prior sequential quarter and by $18 million from the period ended October 31, 2007, to $212.3 million.

Moving to the balance sheet, as communicated in the first quarter the convertible debt has transferred to current liabilities. Cash and cash equivalents increased to $9.4 million up $5 million from $4.4 million as of October 31, 2007 due to strong accounts receivable collections and declines in inventories. Our inventories have been reduced by 16% since October 31, 2007 which is attributable to a formal emphasis on inventory management, improved forecasting and strong revenue performance. These reductions underscore our progress in balance sheet management.

With that I would like to turn the call over to Mark for a wrap up and closing remarks.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Thanks, Corie. As I have done on recent calls I would like to review our progress against our strategic initiatives. We believe the results we reported this quarter reflect a consistent and successful execution of our five point strategic plan.

First, I’ll touch on the status of our shift to leasing versus selling. Total lease and service revenue increased over the prior year period and prior sequential quarter by 32% and 3%, respectively. Total revenue for the quarter was $49 million compared to $45 million for the prior year period and $38 million in the prior sequential quarter, thereby demonstrating our accelerated progress in overcoming any decrease in sales revenue.

The Wall Street Journal reaffirmed the success of our second strategic initiative - the continued development of relevant technology. In late April they published an article which listed the Top 35 most innovative companies in the world on The Patent Boards Consumer Electronic Patent Scorecard. We’re extremely pleased to not only have received this recognition but to have ranked second among the eight U.S. based companies listed and 21st overall. Additionally, Shuffle Master lead all firms worldwide by a wide margin in the Industry Impact category, a quantification of how influential a company’s patent portfolio is on a development of technologies in its industry.

Third, we focused on increasing revenue for existing assets by upgrading or adding new value elements. We’ve been able to add to our existing real estate in the field by adding new wagers, particularly progressive side bets. As an example, as of April 30, 2008, we have over 100 progressive add-ons installed in the field.

Fourth, I’ll touch on what we said last quarter with regard to value engineering and our cost reduction strategy and related increase in gross profit. We mentioned that engineering changes to our shuffler designs should result in manufacturing cost savings of 10 to 15% in this product line with no impact on performance or reliability. Just one example is a new iDeal shuffler controller board which will reduce cost by approximately 15% and will be in full production before the end of fiscal 2008.

Lastly, we recognized the sale of our fractional ownership in a NetJets corporate aircraft this quarter and continue to determine areas where we can monetize non-core assets.

Finally I’ll address our financial outlook for the balance of this fiscal year. We believe that our financial results for the second quarter offer compelling evidence of the success of the lease and service revenue model. During our last conference call, we acknowledged that there would be some time required before the increase in lease and service revenue overcame reductions in sale revenue. As the second quarter has demonstrated we certainly have the capability to achieve this result. Although there is no certainty that this will continue through the balance of this year, the implication for future growth is nonetheless extremely positive. Given the generally better margins associated with lease revenue versus sale revenue, we anticipate that adjusted EBITDA and EBT will show improvement over fiscal 2007.

I’ll now turn the call over to our operator for any questions.

QUESTIONS AND ANSWERS

Operator

Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from the line of Joe Greff with JPMorgan. Please proceed with your question.

Joe Greff - JPMorgan - Analyst

Good afternoon, everyone. How are you, Mark?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Good, Joe, how are you?

Joe Greff - JPMorgan - Analyst

Good. You mentioned that Stargames generated $14.3 million of revenues in the quarter. What was the gross profit on that roughly?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Actually, it’s not that Stargames did. It’s the products produced by Stargames which generated $14.3 million in revenue in sales throughout the world. Now, since quite a bit of that was EGM business in Australia, which is relatively low margin, I don’t have the blend. Maybe Corie does, we’ve got to look, but EGM margins are a little bit lower. On the other hand, the E-Table margins we’re getting from the Rapid units and the Vegas Star units particularly the ones on lease are actually quite good, quite high, so Corie, I don’t know if you want

Coreen Sawdon - Shuffle Master, Inc. - CAO, acting CFO

On the EGMs for the quarter we actually got really strong margins as we referred to the new titles and the Pink Panther Progressive we’ve been able to command very high prices. As disclosed in the Q that was filed, our gross margin for EGM for the three months was 48.5% versus 37.1% in the prior year period, and then on the E-Table systems which do include our Table Master as well, the gross margin is 51% for both periods comparatively.

Joe Greff - JPMorgan - Analyst

Great. And Mark, you talked about it in the press release, talked about it on this call, about the focus on cost containment. How much do you think you estimate that you took out permanently that was reflected in the second quarter?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, again, I don’t have it precisely but I know it’s between $0.5 million and $1 million a quarter easily. So that is permanently gone.

Joe Greff - JPMorgan - Analyst

Okay. And then sort of a question we could ask of you and other equipment manufacturers. What are you hearing from your customers in terms of their CapEx on the casino floor? Are you seeing a meaningful amount of orders that are being pushed out given the current economic environment?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, first, with leasing for service contracts, of course that’s all operating versus capital expenditures, and really none of that or very little of that seems to be affected. Secondly, the whole issue of capital spending restraint I think is restricted to specific markets, so for example, there’s plenty of capital spending going on on new casino openings in Macau. There’s big projects now being built in Singapore. They announced a big one in Vietnam, a huge expansion in the Philippines and because there’s so much table game playing in those markets, I expect we’ll be the recipient of substantial amount of business over the next quarters and actually several years from all of those projects. I think there are certain markets particularly in the U.S. where capital has become very tight and because we also offer leasing as opposed to just selling, I think for some customers, leasing has become preferential and these are customers who several years ago would have certainly been buyers.

Joe Greff - JPMorgan - Analyst

Great. Excellent. Thank you, guys.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Thanks.

Operator

Thank you. Our next question comes from the line of Ryan Worst with Brean, Murray. Please proceed with your question.

Ryan Worst - Brean, Murray - Analyst

Hi, guys, how you doing?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Good, Ryan.

Ryan Worst - Brean, Murray - Analyst

Just one question, Mark. Can you talk about the sequential pick up you had in shuffler demand, where it came from, whether it’s driven by replacements or new openings?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, shuffler demand is really driven by three thing at all-times. One is new openings, and certainly, some of the demand has come from expansion of gaming, particularly outside the U.S. Second is just the growth of shuffler, same-store placements of shuffler where our penetration in any given casino tends to grow just over time. They put in specialty games, they need single deck specialty shufflers. There’s just more use of continuous shufflers for blackjack, even within the same casinos, and then finally replacement cycle and as the ideal now comes online in full strength, you’ll see more and more replacement of older Aces with iDeal shufflers. You’ll see older model multi-deck shufflers being replaced by newer model, one2six, MD2 with card recognition so I think in this quarter we’re firing on all three of those cylinders, and I’m quite certain going through the rest of the year that the outlook for all three of these growth avenues looks very good.

Ryan Worst - Brean, Murray - Analyst

Okay, great. Thanks.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Thank you.

Operator

Thank you. Our next question comes from the line of Jonathan Cohen with Natixis Bleichroeder. Please proceed with your question.

Jonathan Cohen - Natixis Bleichroeder - Analyst

Yes. Thank you for taking my call here. Just would like to get a little bit more detail on the intention on the refinancing on the $150 million convertible next Spring.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Sure. Well, as you know the convert comes due April 30, or April 15, of 2009. We have been doing a lot of discussing and planning. Unfortunately, I really can’t comment on this specifically on this call because until we finalize our plan and announce it formally,

I really can’t say anymore than we’ve already said in our comments, but I’m comfortable that we will have a good plan and be able to go ahead with the refinancing.

Jonathan Cohen - Natixis Bleichroeder - Analyst

What kind of a time frame are we looking at before we can expect to see some sort of an announcement of which direction you’re heading?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Again, I can’t comment on that specifically and I think we’ve said we hope to make an announcement in the near future, and I certainly do hope to make an announcement in the near future.

Jonathan Cohen - Natixis Bleichroeder - Analyst

All right, thank you.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Thanks.

Operator

Thank you. Our next question comes from the line of [John Christenson] with [Kayne Anderson Rudnick Investments]. Please proceed with your question.

John Christenson - Cane Anderson Revnick Investments - Analyst

(Inaudible)?

Operator

I’m sorry, sir, please repeat your question some

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

John, if you’re on a speaker I think you might have to pick up for the question to come through.

John Christenson - Cane Anderson Revnick Investments - Analyst

Can you hear us now?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Yes, better.

John Christenson - Cane Anderson Revnick Investments - Analyst

What was the regulatory hurdle that got in the way of your Stargames order you mentioned earlier?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

There’s a change in regulations in one of the states in Australia. As a result of which some of our customers may lose some market share and until that is fully clarified, they took part of the order and put the rest on hold until they figure out precisely what the impact will be due to the proposed new regulations.

John Christenson - Cane Anderson Revnick Investments - Analyst

I still don’t understand. Does that mean certain games, the regulators have to approve or disapprove?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

No, it’s the entire structure of one of the states, the markets. There is a duopoly, two customers right now have the entire right to operate in the market, and that may go to, it’s a little like the market just to give you an example, the market for Street locations in Nevada, 7/11s, convenience stores, and bars and so on, that market is open to anyone who can get licensed but in fact most of those machines are operated by several companies who operate those routes.

So pubs and clubs in Australia there’s a very similar situation except in one of the states there was a duopoly, only two companies could operate all the machines. They’re now from posing new regulations to go into effect in a couple years that will open it to anyone. So the question for these customers is will they continue to hold a big share like the route operators in Nevada or will every pub and club go buy their own machine and until there’s more clarification they’ve put a hold on some of this order.

John Christenson - Cane Anderson Revnick Investments - Analyst

That explains it, and on another topic, I believe the preferences of the casinos aside, what are the levers you have to guide your business between sale and lease other than price?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, the primary one is price. You know, look, it’s a CFO equation when a customer looks at whether they would rather lease or buy. I’ll give you one data point and I’ll ask Coreie to shake her head to make sure I’m right. But we sold some Three Card Pokers in the second quarter of 2007, a year ago, the average sale price was roughly $50,000 per lifetime license. We sold some in the U.S. in the second quarter of 2008 and the average sale price was $76,000. So it’s not as though we don’t still allow customers to buy their Three Card Poker on a lifetime license; however, we’ve gone from $50,000 to $76,000 year-over-year in the per table price which is discouraging to most customers because now it’s just better and cheaper to lease.

John Christenson - Cane Anderson Revnick Investments - Analyst

That’s sort of 50% magnitude typical of the hardware based products as well as the software based products?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

In some cases. The iDeal shuffler which replaces the Ace, the Ace is about a 15,000 or $16,000 list product and the iDeal is about a $23,000 list so actually it’s sort of roughly the same magnitude.

John Christenson - Cane Anderson Revnick Investments - Analyst

And if we think about the reasons that your leases have a higher margin than your sales, is that simply because you have to recover the cost of capital as the asset sits on your balance sheet?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, it’s the depreciable life. You see, look, for a casino, the reason they like purchasing shufflers was they would appreciate them over five years, so if you looked at the monthly cost after depreciation, of that depreciation, plus the cost of service, it was lower than the lease. Now, with the increase price it’s higher than the lease, but we also depreciate the cost of that shuffler over 60 months, and hence the gross margin on the shuffler every month is quite high, so even though we recognize more dollars up front on a sale, in the long run we actually recognize more dollars over the lifetime of that product being in the field by putting it out on a lease.

John Christenson - Cane Anderson Revnick Investments - Analyst

And how do you think of the relative effectiveness of sale versus lease other than margin? Is it, you’d take in account the return on investment being that you have to put something on the balance sheet? Is it just a question of gross margin dollars recognized over the life? How do you make that decision some

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, generally, the time period to actually recover our capital investment is relatively short, even with the hardware product, and since the overall return is so much better and we recover our capital relatively quickly, there’s really a number of benefits to the leasing. The other thing that it does for us is it makes our business just generally more predictable. Which from our perspective, planning and other perspectives is just a in some sense higher quality business if you like.

John Christenson - Cane Anderson Revnick Investments - Analyst

One last question. Could you update us on the buildout at Macau and how your business is doing there?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Boy, what a nice question for you to ask. The buildout is nothing short of spectacular. I go there, I was there a year ago and the difference in one year is staggering. If you stand up on a hilltop and look at the Cotai which is where a lot of the development is going on, it’s just staggering the amount, the number of buildings under construction and the level of construction. The Venetian which was the show hotel, the Venetian Macau for G2E Asia is very large. I think over 3,000 hotel rooms, a casino floor so large when you stand at one end you can’t see the other end, and probably 800 to 1,000 tables on the main floor and busy busy busy. It was breathtaking and the fact that over 95% of the revenue derives from table games in Macau certainly was heart warming to me since we are in the table game business.

I think in fact in some cases, and I made a comment about this when I was in Macau, and it was thought to be a little controversial but the truth is the truth. In a number of cases casino operators actually were moving slot machines from their floor to increase the number of tables on the floor because of demand. All of this bodes extremely well for our shuffler business, our card reading shoe business, our chip sorting business and our proprietary gains which are now approved there, Caribbean Stud and Casino War are busy. They’re making lots and lots of money on that market. We should be rolling out three card poker as soon as it’s approved some time hopefully in the next 60 to 90 days and other of our games behind it in the approval queue, so I could not have had a better trip to Macau except for the fact that it rained a lot.

John Christenson - Cane Anderson Revnick Investments - Analyst

Given that Asia is a place that’s hard to maintain your intellectual property, are you getting the business you expected out of that buildout?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Yes. First, I would say that in all of our hardware categories there really is no issue. With the shuffler, it’s not just about patents. It’s all about reliability, serviceability, an hours worth of down time on a shuffler is worth substantially more than any place different even if there were viable competitive shufflers which as of today there really are not, and so there’s no question on the part of operators I don’t think as far as what shuffler they’re going to put in.

With the proprietary games we have found that by and large, our customers who by the way are customers around the world, Las Vegas Sands, Win, PBL Melco which is Crown in Australia, these companies are paying not just for the patent, where there’s a patent and not in a particular market but for the trademarks, the know how, in some case the progressive hardware, all of these things that go into our cable games, and the amount we charge is really relatively small given the earnings per day of these products, but I don’t think anybody objects to paying $800 a month for a game that generates $7,000 per day and wins. So it hasn’t really been a big issue.

John Christenson - Cane Anderson Revnick Investments - Analyst

Thank you for the help.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Thank you.

Operator

Thank you. Our next question comes from the line of Bill Lerner with Deutsche Bank. Please proceed with your question.

Bill Lerner - Deutsche Bank - Analyst

A few questions. One, Mark, where do you think there’s still wood to chop? I mean obviously we know about the balance sheet but I mean operationally? Is it video related distribution or video cable distribution or is it manufacturing to some degree? And then I have a follow-up.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Yes, I would say that we are taking a hard look at each and every dollar we spend, whether it’s do we have too many BlackBerries at one end of the spectrum to much larger expenses at the other end of the spectrum, having to do with just generally some of our bigger operations around the world. Nothing is sacrosanct. Everything is up for analysis and again, it’s not going to be done in one quarter. I’ve said this about all of these changes to our business model. I think now we’re a year or so into it. We’re beginning to see some really positive benefit of some of the strategic initiatives, and I think it’s going to be an ongoing process and by the way, many of the companies we talk to, I think everybody is going through the same thing, and that is just careful patient review, dollar for dollar. Now one area that is coming under particular scrutiny is is our whole litigation strategy in how we manage it, and I’m really pleased with the way in which it’s being managed and looking forward to a possibility of maybe saving even a little more in that very crucial area to us.

Bill Lerner - Deutsche Bank - Analyst

Okay. That’s helpful. And Mark, you talked about, you touched on guidance but just directionally with EBITDA. Why not get a little more detailed especially as the now visibility you’d suspect is increasing with the lease base? Is it a function of the convert and you want to get through that because it hasn’t some sort of earnings impact obviously or is there something else?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, I think it’s more general. I think in the past as we’ve grown our Company, in some sense we’ve become victims of our own success at one point, and I think it’s more important to talk directionally and strategically and let the market make its even evaluation. I’ve taken this Company through an even worse crisis in the late 1990’s and it’s just having faith in our products and being patient and looking strategically at how we run the business. I think this quarter was a good example of finally, we’re starting to see pretty good progress as I hope the market is, but I don’t think it is in our best interest to put forth any kind of detailed numbers. I think it’s just more important that we stick to our business and I’m a true believer, Bill, in the long term efficiency of the market but I also understand the short-term inefficiencies of the market, and if we keep doing what we’re doing, I hope fervently that we will reward long term shareholders as we have in the past.

Bill Lerner - Deutsche Bank - Analyst

Okay, great.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

But I can’t tell you, is it going to be X, Y, Z amount of revenue or cents in the third quarter of 2010 and it’s just not for us to do at

Bill Lerner - Deutsche Bank - Analyst

Okay. And then the last one is just I guess as you say Mark, this quarter, this is a proxy for hopefully for improvement, and don’t take this the wrong way, why is the Board still bothering with the CEO search?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

I’m getting old. The CEO search was not necessarily ever about how well or not well we were doing. I think I commented on this in the past. It had more to do with a desire on my part to have a succession plan, and I’m not suggesting that that has changed or not changed. If you’re giving me a vote of confidence I appreciate it, but I think it’s still very important that we have an appropriate plan. And so stay tuned. Stay tuned.

Bill Lerner - Deutsche Bank - Analyst

Thanks.

Operator

Thank you. Our next question comes from the line of [Brad Button] a Private Investor. Please proceed with your question.

Brad Button — Analyst

Yes. I don’t remember what you said the percent of international sales was versus the domestic sales but—?

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

I can tell you that. It’s around 57% international and rounds to 44% domestic, so I know it adds up to 101 because of fractions but roughly 57 and 44.

Brad Button — Analyst

What do you see it going forward? I know we have a lot of things going to on here domestically and you’re talking about Macau and the Philippines and Vietnam and all that. What do you see it going forward?

Mark Yoseloff — Shuffle Master, Inc. - Chairman, CEO

Well, I think every quarter there will be some variability because it’s partially dependent on a new opening in the Philippines or in Macau or for that matter in Las Vegas. The most important fact is we are truly a international, multi-national Company. The nice thing about our products is they’re equally in demand anywhere in the world so a shuffler is a shuffler, whether it’s in Biloxi or Bangkok, and, that’s a really important fact when you start thinking about although in Bangkok, we can’t put you up as no legal gaming there, but so Virginia or Vietnam, but the whole point is we have spent a lot of time and effort in the last couple of years diversifying geographically. We’ve done a lot of hard things at a time when most companies I think would have rested on their laurels and not done the things we necessarily had to do to prepare for the future. I feel very good about that prep and so the mix will be whatever the world demands the mix will be.

Brad Button — Analyst

Very good. Thank you very much.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

You’re very welcome.

Operator

Thank you. (OPERATOR INSTRUCTIONS) It appears there are no further questions at this time.

Mark Yoseloff - Shuffle Master, Inc. - Chairman, CEO

Well, I’d like to thank everyone for joining us, and we’ll speak to you all on our next call. Thanks.

Operator

Thank you. Ladies and gentlemen, this concludes Today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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